Exhibit 1: Income Statement (Fourth Quarter 2006)

		Ch$ millions		US$ millions (1)%
		Q4'06	Q4'05	Q4'06	Q4'05	Change

Net sales		167,175	151,464	314.0	284.5	10.4%

Cost of goods sold		(74,660)	(65,442)	(140.2)	(122.9)	14.1%
	% of sales	44.7%	43.2%	44.7%	43.2%

Gross profit		92,516	86,022	173.8	161.6	7.5%
	% of sales	55.3%	56.8%	55.3%	56.8%

SG&A		(60,884)	(59,680)	(114.4)	(112.1)	2.0%
	% of sales	36.4%	39.4%	36.4%	39.4%

Operating income		31,632	26,342	59.4	49.5	20.1%
	% of sales	18.9%	17.4%	18.9%	17.4%

Non-operating result
	Financial income	1,134	(0)	2.1	(0.0)	NM
	Equity in NI of rel. companies	2	34	0.0	0.1	-94.9%
	Other non-operating income	1,573	571	3.0	1.1	175.6%
	Amortization of goodwill	(665)	(643)	(1.2)	(1.2)	3.3%
	Interest expenses	(2,063)	(1,947)	(3.9)	(3.7)	6.0%
	Other non-operating expenses	(4,303)	(814)	(8.1)	(1.5)	428.4%
	Price level restatement	490	(447)	0.9	(0.8)	NM
	Currency exchange result	241	165	0.5	0.3	45.6%
	Total	(3,591)	(3,081)	(6.7)	(5.8)	16.5%

Income before taxes		28,041	23,260	52.7	43.7	20.6%
	Income taxes	(5,406)	(4,248)	(10.2)	(8.0)	27.3%
	Tax rate	19.3%	18.3%	19.3%	18.3%

Minority interest		(30)	625	(0.1)	1.2	NM

Amort. of negative goodwill		12	16	0.0	0.0	-25.2%

Net income		22,617	19,654	42.5	36.9	15.1%
	% of sales	13.5%	13.0%	13.5%	13.0%

Earnings per share		71.01	61.71	0.13	0.12	15.1%
Earnings per ADR		355.06	308.54	0.67	0.58

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		10,461	10,285	19.6	19.3	1.7%
Amortization		140	150	0.3	0.3	-6.9%
EBITDA		42,233	36,777	79.3	69.1	14.8%
	% of sales	25.3%	24.3%	25.3%	24.3%

Capital expenditures		8,930	8,217	16.8	15.4	8.7%

(1) Exchange rate: US$1.00 = Ch$532.39